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                                                                     EXHIBIT 3.1

                           FIFTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            MITTAL STEEL USA ISG INC.

          The present name of the corporation is Mittal Steel USA ISG Inc. The corporation was incorporated under the name "WLR Acquisition Corp." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 22, 2002. This Fifth Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation's Fourth Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Fourth Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I

                                      Name

          The name of the corporation shall be Mittal Steel USA Inc. (the "Corporation").

                                   ARTICLE II

                     Registered Office and Registered Agent

          The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

                                  ARTICLE III

                                Corporate Purpose

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

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                                   ARTICLE IV

                                  Capital Stock

          The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,100, consisting of the following:

          (1) 1,000 shares of Common Stock, par value $0.01 per share; and

          (2) 100 shares of Preferred Stock, par value $0.01 per share. The relevant rights, preferences and powers related to the Preferred Stock is in the Certificate of Designation.

                                   ARTICLE V

                                   Directors

          (1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

          (2) To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                   ARTICLE VI

                Indemnification of Directors, Officers and Others

          (1) Liability of Directors. To the full extent permitted by the General Corporation Law or any other applicable law currently or hereafter in effect, no director will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. If the General Corporation Law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent authorized by the General Corporation Law, as so amended. Any repeal or modification of this Article VI will not adversely affect any right or protection of a director existing prior to such repeal or modification.

          (2) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such


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amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 4 of this Article VI with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          (3) Right to Advancement of Expenses. The right to indemnification conferred in Section 2 of this Article VI shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that, if the General Corporation Law so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director, officer, employee or agent (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "Final Adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this
Section 3 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 2 and 3 of this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

          (4) Right of Indemnitee to Bring Suit. If a claim under Section 2 or 3 of this Article VI is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such


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applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article VI or otherwise shall be on the Corporation.

          (5) Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Fourth Amended and Restated Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise. The By-laws of the Corporation may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnities of indemnification, provided that such provisions are not inconsistent with the provisions of this Article VI.

          (6) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

                                  ARTICLE VII

                                     By-laws

          The directors of the Corporation shall have the power to adopt, amend or repeal by-laws.

                                  ARTICLE VIII

                                 Reorganization

          Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any


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reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE IX

                                    Amendment

          The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Fifth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Fifth Amended and Restated Certificate of Incorporation and all rights conferred on stockholders, directors and officers in this Fifth Amended and Restated Certificate of Incorporation are subject to this reserved power.

                                      * * *

          This Fifth Amended and Restated Certificate of Incorporation of Mittal Steel USA ISG Inc. shall become effective at 11:57 p.m., Eastern Time, December 31, 2005, and shall not become effective until such time.

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          IN WITNESS WHEREOF, Mittal Steel USA ISG Inc. has caused this
Certificate to be executed by its duly authorized officer as of this 30th day of December, 2005.

                                        MITTAL STEEL USA ISG INC.


                                        By: /s/ Carlos Hernandez
                                            ------------------------------------
                                        Name: Carlos Hernandez
                                        Title: General Counsel and Secretary